EXHIBIT 11

                    BOSTON BIOMEDICA, INC. AND SUBSIDIARIES
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                YEAR ENDED DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                                                -----------------------        -------------------------
                                             1993        1994        1995         1995          1996
                                             ----        ----        ----         ----          ----
WEIGHTED AVERAGE SHARES OUTSTANDING:
Average common stock outstanding           2,402,534   2,551,946   2,569,641    2,562,399     2,625,241
Net effect of dilutive common stock
  equivalents -- based on treasury stock
  method using average market price           --          --         548,542       --           623,044
Issuance of "cheap stock"                     35,191      35,191      33,297       35,191         4,358
                                              ------      ------      ------       ------        ------
Weighted average common and common
  equivalent shares outstanding            2,437,725   2,587,137   3,151,477    2,597,590     3,252,643
                                           =========   =========   =========    =========     =========
ADJUSTED NET INCOME:
Income before extraordinary item              92,586      96,528     102,990      (36,156)       82,869
Extraordinary item -- gain on elimination
  of debt, net of income taxes                49,736      --          --           --            --
                                              ------      ------     -------       ------        ------
Net income                                   142,322      96,528     102,990      (36,156)       82,869
Add: net reduction of interest on debt, less
  40% taxes based on adjusted treasury stock
  method                                          --      --          27,258       --            20,894
                                             -------      ------     -------      -------       -------
Adjusted net income for earnings per share
  calculation                                142,322      96,528     130,248      (36,156)      103,763
                                             =======      ======     =======      =======       =======
Income (loss) per share                         0.06        0.04        0.04        (0.01)        0.03
                                                ====        ====        ====        =====         ====

                                             1993        1994        1995         1995          1996
                                             ----        ----        ----         ----          ----

SUPPLEMENTARY EARNINGS PER SHARE DATA: (1)

Weighted average common and common
  equivalent shares outstanding                                    3,151,477                  3,252,643

Additional shares to retire debt                                     448,530                    448,530
                                                                   ---------                  ---------
Pro forma shares outstanding                                       3,600,007                  3,701,173
                                                                   =========                  =========
Adjusted net income for earnings per share
  calculation                                                        130,248                    103,763

Add: interest expense, net of tax benefit                            201,539                    101,081
                                                                   ---------                  ---------
Pro forma adjusted net income for
  earnings per share calculation                                     331,787                    204,844
                                                                   =========                  =========
Pro forma income per share                                              0.09                       0.06
                                                                        ====                       ====

(1) The pro forma income per share assumes the Offering issues only shares sufficient to retire all outstanding debt as of January 1, 1995, thereby causing interest expense to be added back to net income, net of tax benefits using a 40% combined federal and state tax rate.
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